Exhibit 16.1

February 6, 2015

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K dated February 4, 2015 of AVT, Inc.. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

Sincerely,

/s/ MaloneBailey, LLP

MaloneBailey, LLP
Houston, Texas
www.malone-bailey.com